Exhibit 99.1

Charlie’s Holdings Hires Former 22nd Century Group CEO as President

Henry Sicignano will Spearhead the Company’s Business Strategy and Capital Markets Initiatives

Costa Mesa, CA – April 6, 2021 – Accesswire – Charlie’s Holdings, Inc. (OTC Pink: CHUC) (“Charlie’s” or the “Company”), an industry leader in both the premium, nicotine-based, e-cigarette space and the hemp-derived, CBD wellness space, announced today the hiring of Henry Sicignano, III, as President of the Company. Mr. Sicignano previously served as President and CEO of 22nd Century Group, Inc. (NYSE American: XXII) (“22nd Century”), a leading plant-based, biotechnology company focused on tobacco harm reduction and hemp/cannabis research.

First as President, and later as CEO of 22nd Century Group, Mr. Sicignano facilitated 22nd Century’s transformation from a four-person private company to an OTC publicly traded microcap to a NYSE American listed company. He spearheaded 22nd Century’s in-licensing and commercialization initiatives, assembled a best-in-class regulatory team, and raised more than $120 million in the equity markets to facilitate submission to the U.S. Food and Drug Administration (“FDA”) both 22nd Century’s Pre-Market Tobacco Application (“PMTA”) and its Modified Risk Tobacco Product Application (“MRTPA”) for the world’s lowest nicotine tobacco cigarette. In December 2019, 22nd Century became the third company in history to have a marketing order granted under the FDA’s PMTA regulatory pathway. A marketing order in response to 22nd Century’s MRTPA is expected in 2021. Previously, Mr. Sicignano held executive positions with several other private companies. Most notably, he served as Vice President and Marketing Director of Santa Fe Natural Tobacco Company, parent to the Natural American Spirit cigarette brand. Mr. Sicignano holds a B.A. Degree in Government from Harvard College and an M.B.A. Degree from Harvard University.

As President of Charlie’s, Mr. Sicignano will work closely with Charlie’s Chief Executive Officer, Brandon Stump, to develop and execute business strategy in the rapidly changing Electronic Nicotine Delivery System (“ENDS”) marketplace; he will lead and oversee the Company’s branding strategy and marketing personnel; and he will serve as the Company officer with primary responsibility for Charlie’s capital markets and investor relations initiatives. Of particular importance to the Company’s shareholders, Mr. Sicignano will ensure that Charlie’s meets the targets required for the Company’s applications to one or more senior stock exchanges.

“I am thrilled with the opportunity to join the Charlie’s team and I look forward to working with a company that is dedicated to providing adult smokers with high quality, regulatory-compliant alternatives to highly addictive combustible cigarettes,” explained Mr. Sicignano. “It is clear that my work at 22nd Century – developing Very Low Nicotine Content cigarettes that are designed to be minimally or non-addictive – complements perfectly Charlie’s leadership in the Electronic Nicotine Delivery System marketplace for those adults who still desire and enjoy nicotine. In this time of rapidly changing regulatory requirements, I expect Charlie’s is on the verge of unprecedented growth. Exciting times ahead!”

“Henry Sicignano’s past successes – in both his initiatives to provide adult smokers with alternatives to traditional combustible cigarettes, and his experience growing and uplisting a public company – are very impressive,” explained Brandon Stump, CEO of Charlie’s. “I am confident that Henry’s extensive industry contacts and experience, combined with his leadership in the capital markets, will prove invaluable to Charlie’s as we push forward with the PMTA review process, accelerate domestic and international growth, and explore new stock exchange opportunities for the Company.”

About Charlie’s Holdings, Inc.
Charlie’s Holdings, Inc. (OTC Pink: CHUC) is an industry leader in both the premium, nicotine-based, e-cigarette space and the hemp-derived, CBD wellness space through its subsidiary companies Charlie's Chalk Dust, LLC and Don Polly, LLC. Charlie's Chalk Dust produces high quality vapor products currently distributed in more than 90 countries around the world. Charlie's Chalk Dust has developed an extensive portfolio of brand styles, flavor profiles and innovative product formats. Launched in June of 2019, Don Polly, LLC formulates innovative hemp-derived CBD wellness products. Don Polly's high quality CBD products derive from single-strain-sourced hemp extract and high purity CBD isolate crystals.

For additional information, please visit our corporate website at: CharliesHoldings.com and our branded online websites: CharliesChalkDust.com and PachamamaCBD.com.

Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company's overall business, existing and anticipated markets and expectations regarding future sales and expenses. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successful increase sales and enter new markets; the FDA’s decision with respect to the Company’s PMTAs; the Company's ability to manufacture and produce product for its customers; the Company's ability to formulate new products; the acceptance of existing and future products; the complexity, expense and time associated with compliance with government rules and regulations affecting nicotine and products containing cannabidiol; litigation risks from the use of the Company's products; risks of government regulations; the impact of competitive products; and the Company's ability to maintain and enhance its brand, as well as other risk factors included in the Company's most recent quarterly report on Form 10-K, Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investors Contact:
IR@charliesholdings.com
Phone: 949-418-4020